Barnes Group Inc.                                                EXHIBIT 99.1
Executive Office                                                 ------------
Bristol, CT 06010
Tel:  860.583.7070

BARNES GROUP INC. [Logo]                             News Release
-----------------------------------------------------------------------------
                                                     Contact:
FOR IMMEDIATE RELEASE                                Investors:
      April 14, 2004                                 Phillip J. Penn
                                                     (860) 973-2126

                                                     Media:
                                                     Stephen J. McKelvey
                                                     (860) 973-2132

                  BARNES GROUP ANNOUNCES FIRST QUARTER
                            FINANCIAL RESULTS

 - Net sales climb 13 percent to record $247.2 million
 - Net income jumps 31 percent to $9.6 million, diluted E.P.S. rises to $0.40
 - Strong orders at Barnes Aerospace, third RSP agreement completed

     Bristol, Connecticut, April 14, 2004---Barnes Group Inc. (NYSE: B) today announced financial results for the quarter ended March 31, 2004. Net sales for the first quarter of 2004 were a record $247.2 million, up 13 percent from $218.7 million in the first quarter of 2003. Net income increased 31 percent to $9.6 million, or $0.40 per diluted share, in the first quarter of 2004, from $7.4 million, or $0.37 per diluted share, in the comparable year-ago period. Average diluted shares outstanding were 23.9 million in the quarter ended March 31, 2004, up 20 percent from 19.9 million in the year-ago period, primarily as a result of the follow-on equity offering completed in May, 2003.

     "With the financial results we generated in the first quarter, 2004 is off to a strong start, and the momentum improved as we progressed through the quarter," said Edmund M. Carpenter, Barnes Group Inc.'s President and C.E.O. "Profitability at Barnes Distribution came in a bit ahead of our previous indications, even as the distribution center integration continued to move along, while sales growth at both Barnes Aerospace and Associated Spring significantly exceeded that of their primary end markets," Carpenter added.

     Sales at Barnes Distribution were $106.5 million for the quarter ended March 31, 2004, up $12.7 million, or 14 percent, from $93.8 million in the quarter ended March 31, 2003. Excluding $10.4 million of incremental sales from the February 6, 2003 acquisition of Kar Products and the positive effect of foreign currency translation, organic sales were essentially flat. Barnes Distribution generated operating profit of $4.3 million in the first quarter of 2004, compared with operating profit of $3.2 million in the first quarter of 2003.

     The improvement in operating profit was driven primarily by the incremental contribution from Kar Products and synergistic savings recognized from the Kar integration. Partially offsetting these improvements were integration costs of approximately $1.2 million, primarily for temporary

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labor, overtime and additional freight, as well as a slight reduction in gross margin versus the 2003 period.

     "With the distribution center integration now behind us in the U.S., we are focused on driving our fill rates back to the pre-integration level. Although we made significant progress in that regard during the first quarter, more work remains to be done. In our Canadian operations, we remain on schedule for the opening of a new distribution center in the Ontario province during the month of May," Carpenter stated. "Our strategic growth initiatives continued to generate solid gains, as sales from newly-opened national accounts, e-commerce platforms and Tier 2 relationships with other industrial distributors climbed to $6.4 million in the first quarter, up from $3.6 million a year ago," Carpenter added.

     Sales at Associated Spring were $93.5 million for the quarter ended March 31, 2004, up 10 percent from $85.1 million in the quarter ended March 31, 2003. Foreign currency translation positively impacted sales in the first quarter of 2004 by approximately $3.0 million. The increase in sales reflected growth in all market segments, particularly in heavy truck, where sales grew 24 percent and nitrogen gas products, where sales, net of foreign currency translation effect, grew approximately 13 percent.

     Associated Spring's operating profit was $7.4 million for the first quarter of 2004, down from $7.6 million in the first quarter of 2003. Operating profit was negatively impacted in the 2004 period by increased spending on lean initiatives, overtime and other measures to address capacity issues in two North American plants, a slight reduction in gross margin, and higher medical and pension expenses. These negatives were partially offset by the profit contribution from the increased organic sales volume.

     Carpenter commented, "This marked the first quarter in recent memory that we can report organic sales growth in all of Associated Spring's market segments. In addition to heavy truck and nitrogen gas springs, we also saw modest sales growth in products for light vehicles, even as North American production was flat. And for the first time since 2000, we saw growth in our telecomm and electronics product segment, which we are hopeful is indicative of a potential turn in those sectors."

     Sales at Barnes Aerospace were $49.5 million for the first quarter of 2004, up from $42.3 million in the first quarter of 2003, reflecting solid growth in OEM sales and approximately $1.6 million in sales from the Revenue Sharing Programs (RSPs). Operating profit was $4.4 million for the quarter ended March 31, 2004, up from $2.7 million in the comparable year-ago period. Operating profit was positively impacted by higher OEM volume and profit contribution from the two RSPs completed in late 2003, which was partially offset by the operating profit impact of a modest drop in historically higher-margin repair and overhaul sales.

     Barnes Aerospace generated orders of $55.2 million during the quarter ended March 31, 2004, the highest order level since the second quarter of 2001. Order backlog was $153.1 million at March 31, 2004, up solidly from $147.7 million at December 31, 2003. Military orders were approximately 27 percent of the orders received in the first quarter of 2004, and Barnes Aerospace also received approximately $9.2 million in orders related to a large commercial engine program that is about to enter customer service.

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


     "The order rate at Barnes Aerospace is once again at a pre-9/11 pace, reflecting the hard work of everyone on the team," Carpenter stated. "I'm also pleased to announce that we executed a third RSP in March that, like the RSPs we completed in 2003, will have a positive impact on Barnes Aerospace's 2004, and future, financial results. To date, we have committed nearly $60 million in RSP investments, and remain actively engaged in developing additional strategic relationships with our partners," Carpenter added.

     William C. Denninger, Barnes Group Inc.'s Chief Financial Officer, commented, "We ended the quarter with approximately $32 million in cash, even after a $15 million cash payment related to our RSP agreements, bringing the total RSP payments to date to $32.5 million. We were able to fund these payments with cash held outside the United States, and thus successfully reinvest a significant portion of our foreign cash into strategic growth investments with attractive financial returns."

     Barnes Group will conduct a conference call with investors to discuss first quarter 2004 results on Wednesday, April 14, 2004 at 2:00 PM ET. A webcast of the live call, supporting materials and an archived replay will be available on the Barnes Group investor relations website
(http://ir.barnesgroupinc.com).

     Barnes Group Inc. (www.barnesgroupinc.com) is a diversified international manufacturer of precision metal components and assemblies and a distributor of industrial supplies, serving a wide range of markets and customers. Founded in 1857 and headquartered in Bristol, Connecticut, Barnes Group consists of three businesses with 2003 sales of $891 million:
Associated Spring, one of the world's largest manufacturers of precision mechanical and nitrogen gas springs and a global supplier of retaining rings and injection-molded plastic components; Barnes Aerospace, a manufacturer and repairer of highly engineered assemblies and components for commercial and military aircraft engines, airframes, and land-based industrial gas turbines; and Barnes Distribution, an international, full-service distributor of maintenance, repair and operating supplies. Over 5,900 dedicated employees at more than 50 locations worldwide contribute to Barnes Group Inc.'s success.

     This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements. Investors are encouraged to consider these risks and uncertainties as described within the Company's periodic filings with the Securities and Exchange Commission, including the following: the ability of the Company to integrate newly acquired businesses and to realize acquisition synergies on schedule; changes in market demand for the types of products and services produced and sold by Barnes Group; the Company's success in identifying, and attracting customers in, new markets; the Company's ability to develop new and enhanced products to meet customers' needs timely; the effectiveness of the Company's marketing and sales programs; increased competitive activities that could adversely affect customer demand for the Company's products; changes in economic, political and public health conditions, worldwide and in the locations where the Company does business; interest and foreign exchange rate fluctuations; and regulatory changes.

                                  # # #


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


                                 BARNES GROUP INC.
                         CONSOLIDATED STATEMENTS OF INCOME
                  (Dollars in thousands, except per share data)
                                    Unaudited


                                               Three months ended March 31
                                               ---------------------------
                                                  2004            2003
                                                --------        --------

Net sales                                       $247,228        $218,734

Cost of sales                                    162,060         142,230
Selling and admin. expenses                       69,411          63,294
                                                --------        --------
                                                 231,471         205,524
                                                --------        --------

Operating income                                  15,757          13,210

Operating margin                                     6.4%            6.0%

Other income                                         698             613

Interest expense                                   3,802           4,110
Other expenses                                       130             278
                                                --------        --------

Income before income taxes                        12,523           9,435

Income taxes                                       2,880           2,076
                                                --------        --------

Net income                                      $  9,643        $  7,359
                                                ========        ========

Per common share:
 Net income - basic                             $   0.42        $   0.38
            - diluted                               0.40            0.37
 Dividends                                          0.20            0.20

Average common shares
 Outstanding - basic                          22,975,586      19,531,719
             - diluted                        23,877,153      19,894,312



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


                              BARNES GROUP INC.
                         CONSOLIDATED BALANCE SHEETS
                            (Dollars in thousands)
                                  Unaudited


                                                 March              March
                                                  2004               2003
                                               ---------          ---------
Assets
Current assets
 Cash and cash equivalents                      $ 32,274           $ 32,061
 Accounts receivable                             138,476            129,358
 Inventories                                     112,979            103,504
 Deferred income taxes and prepaid expenses       35,743             27,052
                                                --------           --------
  Total current assets                           319,472            291,975

Deferred income taxes                             23,207             22,294

Property, plant and equipment                    153,933            157,550

Goodwill                                         220,297            212,549

Other intangible assets                           85,727             33,836

Other assets                                      57,957             55,495
                                                --------           --------
                                                $860,593           $773,699
                                                ========           ========

Liabilities and Stockholders' Equity
Current liabilities
 Accounts payable                               $ 98,473           $ 78,405
 Accrued liabilities                              71,716             72,443
 Long-term debt - current                          6,815              6,849
                                                --------           --------
  Total current liabilities                      177,004            157,697

Long-term debt                                   251,528            277,187

Accrued retirement benefits                       78,502             90,898

Other liabilities                                 27,567             12,370

Stockholders' equity                             325,992            235,547
                                                --------           --------
                                                $860,593           $773,699
                                                ========           ========

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


                              BARNES GROUP INC.
                  OPERATIONS BY REPORTABLE BUSINESS SEGMENT
                            (Dollars in thousands)
                                  Unaudited


                                             Three Months Ended March 31
                                         -----------------------------------
                                           2004          2003       % Change
                                         --------      --------     --------
Revenues

  Associated Spring                      $ 93,536      $ 85,065        10.0

  Barnes Aerospace                         49,494        42,329        16.9

  Barnes Distribution                     106,524        93,847        13.5

  Intersegment sales                       (2,326)       (2,507)        7.2
                                         --------      --------

Total revenues                           $247,228      $218,734        13.0
                                         ========      ========


Operating profits

  Associated Spring                      $  7,410      $  7,624         (2.8)

  Barnes Aerospace                          4,443         2,706         64.2

  Barnes Distribution                       4,297         3,197         34.4
                                         --------      --------

Total operating profit                     16,150        13,527         19.4

  Interest income                             287           295         (2.7)

  Interest expense                         (3,802)       (4,110)        (7.4)

  Other income (expense)                     (112)         (277)       (59.5)
                                         --------      --------

Income before income taxes               $ 12,523      $  9,435         32.7
                                         ========      ========


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